SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 6, 2012

PARKERVISION, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	0-22904	59-2971472
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7915 Baymeadows Way, Suite 400, Jacksonville, Florida	32256
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code    (904) 732-6100

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 6, 2012, following expiration of prior employment agreements with its executive officers, the Company entered into new three-year employment agreements (the “Agreements”) with Jeffrey Parker, the Company’s Chairman of the Board and Chief Executive Officer, Cynthia Poehlman, the Company’s Chief Financial Officer, David Sorrells, the Company’s Chief Technical Officer and John Stuckey, the Company’s Executive President of Corporate Strategy and Business Development.

The Agreements provide each executive with a base salary commensurate with his/her position in the organization, a potential annual achievement bonus based on performance, long-term equity incentive awards at the discretion of the Compensation Committee of the Board of Directors, and severance benefits in the event of termination without cause, termination by the employee for “Good Reason” as defined in the Agreements and termination due to a change in control event.  The Agreements also contain provisions for the protection of the Company’s intellectual property and for non-compete restrictions in the event of termination of the employee.

The non-compete provisions of the Agreements are effective for three years following the employee’s termination provided that the Company compensates the employee the equivalent of his/her base salary over the restriction period.  In the event of termination due to a change in control, the employee’s severance pay that exceeds twelve months’ salary is applied as a credit toward the non-compete compensation.  If the employee is terminated for cause or resigns without “Good Reason” as defined in the Agreements, all gains realized by the employee from the sale of equity awards during the preceding twelve months, as well as the value at the date of termination of all outstanding and vested equity awards, will be credited towards the non-compete compensation.

The severance benefits include continuation of base salary for a one year period following the termination date, continuation of group health benefits and payment of any annual achievement bonus on a prorated basis.   In the case of termination due to a change in control, or within two years following a change in control, the employee is entitled to 150% to 300% of his/her base salary plus an amount equal to the greater of the prior year’s annual bonus or the average of the three prior year’s annual bonus amount.

The Agreements do not include a provision for excise tax gross-up on certain severance benefits to the extent they result in golden parachute payments under the Internal Revenue Code which was contained in the prior employment agreements.

Under the specific terms of the Agreements, the Company’s Chairman of the Board and Chief Executive Officer, Mr. Parker, will receive an annual base salary of no less than $325,000.    In the event of termination due to a change in control, Mr. Parker’s severance multiplier is 300% of his base salary, or $975,000.   Mr. Parker’s agreement also provides for an automobile allowance of $24,000 annually and reimbursement of up to $150,000 annually for premium payments on personal life insurance policies.  The Committee intends to use the cash value of the Company’s whole life policy on Mr. Parker to fund the annual life insurance premium payments to Mr. Parker.

The Company’s Chief Financial Officer, Ms. Poehlman, will receive an annual base salary of no less than $225,000.   In the event of termination due to a change in control, Ms. Poehlman’s severance multiplier is 200% of her base salary, or $450,000.

The Company’s Chief Technology Officer, Mr. Sorrells, will receive an annual base salary of no less than $275,625.   In the event of termination due to a change in control, Mr. Sorrells’ severance multiplier is 300% of his base salary, or $826,875.

The Company’s Executive Vice President of Corporate Strategy and Business Development, Mr. Stuckey, will receive an annual base salary of no less than $250,000.   In the event of termination due to a change in control, Mr. Stuckey’s severance multiplier is 150% of his base salary, or $375,000.

The terms of the employment agreements were approved by the Compensation Committee of the Company’s Board of Directors.   These Agreements supersede prior Change in Control severance agreements and non-compete agreements in place with each of the above-mentioned employees.

The employment agreements are attached as exhibits 10.1 through 10.4 and are incorporated by reference herein.  The foregoing description does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 9.01 — Financial Statements and Exhibits

See the Exhibit Index, incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 7, 2012		PARKERVISION, INC.

	By:	/s/ Cynthia Poehlman
Cynthia Poehlman
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Chief Executive Officer Employment Agreement between ParkerVision, Inc. and Jeffrey L. Parker dated June 6, 2012.

10.2	Executive Employment Agreement between ParkerVision, Inc. and Cynthia L. Poehlman dated June 6, 2012.

10.3	Executive Employment Agreement between ParkerVision, Inc. and David F. Sorrells dated June 6, 2012.

10.4	Executive Employment Agreement between ParkerVision, Inc. and John Stuckey dated June 6, 2012.